Exhibit 99.1

FOR IMMEDIATE RELEASE

Emisphere Technologies Announces Closing of $15.74 Million Stock Offering

Tarrytown, NY – April 1, 2005 – Emisphere Technologies, Inc. (NASDAQ: EMIS) announced today the closing of an offering of 4 million shares of common stock and warrants to purchase an additional 1.5 million shares of common stock in a placement under Emisphere’s shelf registration statement.  The shares of common stock and warrants were sold in units, each consisting of one share of common stock and a warrant to purchase 0.375 additional shares of common stock at an exercise price of $4 per share.  The units were sold at a price of $3.935 per unit.  This placement was arranged by Harris Nesbitt Corp. as placement agent.

The gross proceeds from the offering realized by Emisphere are approximately $15.74 million.  The net proceeds of the offering will be used to repay the Company’s outstanding indebtedness to an affiliate of Elan Corporation, plc and to fund current operations.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement can be obtained from the Prospectus Department of Harris Nesbitt (3 Times Square, 28th Floor, New York, NY, 10036) or from Emisphere (765 Old Saw Mill Road, Tarrytown, NY, 10591, (914) 347-2220).

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen(R) technology to those drugs or licensing its eligen(R) technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen(R) technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

CONTACT: Elliot M. Maza, CPA, J.D., Chief Financial Officer,
+1-914-785-4703, or Gillian Racine, Investor Relations, +1-914-785-4742,
gracine@emisphere.com, both of Emisphere Technologies, Inc.;
or Media, Dan Budwick of BMC Communications, +1-212-477-9007 ext. 14,
for Emisphere Technologies, Inc. / /Web Site: http://www.emisphere.com /
(EMIS)